Exhibit 10.33

2005 FORM OF DIRECTOR STOCK OPTION AGREEMENT

The PNC Financial Services Group, Inc.

1997 Long-Term Incentive Award Plan

******

200     Non-Employee Director

Nonstatutory Stock Option Agreement

Optionee:	<Name>

Grant Date:	, 200

Option Price:	$ per share

Covered Shares:	<Shares>

Terms defined in The PNC Financial Services Group, Inc. 1997 Long-Term Incentive Award Plan as amended (“Plan”) of The PNC Financial Services Group, Inc. are used in this non-employee director nonstatutory stock option agreement (“Agreement”) as defined in the Plan unless otherwise defined in the Agreement or an Annex thereto. In the Agreement and Annexes, “PNC” means The PNC Financial Services Group, Inc. and “Corporation” means PNC and its Subsidiaries. For certain definitions, see Annex A attached hereto and incorporated herein by reference.

Headings used in the Agreement and in the Annexes hereto are provided for reference and convenience only, are not considered part of the Agreement and Annexes, and will not be employed in the construction of the Agreement and Annexes.

1. Grant of Option. Pursuant to the Plan and subject to the terms of the Plan and the Agreement, PNC, as authorized by the Nominating and Governance Committee of the PNC Board of Directors (“Committee”), hereby grants Optionee an Option to purchase from PNC that number of shares of PNC common stock specified above as the “Covered Shares,” exercisable at the Option Price.

2. Terms of the Option.

2.1 Type of Option. The Option is intended to be a Nonstatutory Stock Option without Rights.

2.2 Option Period. Once the Option has become exercisable as provided in Section 2.3 (“vested”), it may be exercised in whole or in part as to any of the Covered Shares to which it relates and as to which the Option is outstanding at any time and from time to time through the tenth (10th) anniversary of the Grant Date.

2.3 Vesting; Termination of Unvested Option. To the extent that the Option is otherwise outstanding, the Option will become exercisable (“vest”) with respect to all Covered Shares on the first to occur of the following: (a) the first (1st) anniversary of the Grant Date; (b) Optionee’s death; (c) Optionee’s disability; or (d) the day immediately preceding the date a Change in Control occurs or, if earlier, the date of a CIC Triggering Event; provided, however, that if Optionee’s service as a director of PNC terminates prior to the first to occur of the events specified in subsections (a), (b), (c) and (d) above for any reason other than a Board policy which requires Optionee’s retirement or resignation from service as a director of PNC or Optionee’s voluntary decision not to stand for election or re-election upon the completion of Optionee’s term of office beginning on the Grant Date, then the Option will not vest and will terminate as of the date on which Optionee last serves as a director of PNC.

2.4 Nontransferability; Designation of Beneficiary. The Option is not transferable or assignable by Optionee other than by transfer to a properly designated beneficiary in the event of death, or by will or the laws of descent and distribution.

During Optionee’s lifetime, the Option is exercisable only by Optionee or, in the event of Optionee’s legal incapacity, by Optionee’s legal representative.

During Optionee’s lifetime, Optionee may file with PNC, at such address and in such manner as PNC may from time to time direct, on a form to be provided by PNC on request, a designation of a beneficiary or beneficiaries (a “properly designated beneficiary”) to hold and exercise Optionee’s stock options, to the extent outstanding and exercisable, in accordance with their respective stock option agreements and the Plan in the event of Optionee’s death. In the absence of a properly designated beneficiary, the Option will be held and may be exercised by the person or persons entitled to do so under Optionee’s will or under the applicable laws of descent and distribution.

3. Capital Adjustments. The number and class of Covered Shares as to which the Option is outstanding and has not yet been exercised and the Option Price will be subject to such adjustment, if any, as the Committee in its sole discretion deems appropriate to reflect corporate transactions (including, without limitation, stock dividends, stock splits, spin-offs, split-offs, recapitalizations, mergers, consolidations or reorganizations of or by PNC (each, a “Corporate Transaction”)), including without limitation cancellation of the Option immediately prior to the effective time of the Corporate Transaction and payment, in cash, in consideration therefor, of an amount equal to the product of (a) the excess, if any, of the per share value of the consideration payable to a PNC common shareholder in connection with such Corporate Transaction over the Option Price and (b) the total number of Covered Shares subject to the Option that were outstanding and unexercised immediately prior to the effective time of the Corporate Transaction.

All determinations hereunder will be made by the Committee in its sole discretion and will be final, binding and conclusive for all purposes on all parties, including without limitation the holder of the Option.

No fractional shares will be issued on exercise of the Option. PNC will determine the manner in which any fractional shares will be treated.

4. Exercise of Option.

4.1 Notice and Effective Date. The Option may be exercised, in whole or in part, by delivering to PNC written notice of such exercise in such form as PNC may from time to time prescribe, accompanied by full payment of the Option Price with respect to that portion of the Option being exercised.

In addition, notwithstanding Sections 4.2 and 4.3, Optionee may elect to complete his or her Option exercise through a brokerage service/margin account pursuant to the broker-assisted cashless option exercise procedure under Regulation T of the Board of Governors of the Federal Reserve System and in such manner as may be permitted by PNC from time to time consistent with said Regulation T.

The effective date of such exercise will be the Exercise Date. Until PNC notifies Optionee to the contrary, the form attached to the Agreement as Annex B will be used to exercise the Option.

In the event that a person or persons other than Optionee exercises the Option pursuant to Section 2.4, the notice of exercise must be accompanied by appropriate proof, satisfactory to PNC, of the derivative right of such person or persons to exercise the Option.

4.2 Payment of Option Price. Upon exercise of the Option, in whole or in part, Optionee may pay the aggregate Option Price (a) in cash or (b) if and to the extent then permitted by PNC and subject to such terms and conditions as PNC may from time to time establish, using whole shares of PNC common stock (either by physical delivery to PNC of certificates for the shares or through PNC’s share attestation procedure) having an aggregate Fair Market Value on the Exercise Date not exceeding that portion of the aggregate Option Price being paid using such shares, or through a combination of cash and shares of PNC common stock; provided, however, that shares of PNC common stock used to pay all or any portion of the aggregate Option Price may not subject to any contractual restriction, pledge or other encumbrance and must be shares that have been owned by Optionee for at least six (6) months prior to the Exercise Date and, in the case of restricted stock, for which it has been at least six (6) months since the restrictions lapsed, or, in either case, for such other period as may be specified or permitted by PNC.

4.3 Payment of Taxes. If and to the extent required by applicable law or regulation, Optionee must arrange with PNC for the payment of any federal, state or local income or other tax applicable to any delivery of stock or any payment hereunder before PNC will be required to issue such shares or to make such payment.

4.4 Effect. The exercise, in whole or in part, of the Option will cause a reduction in the number of unexercised Covered Shares as to which the Option is outstanding equal to the number of shares of PNC common stock with respect to which the Option is exercised.

5. Plan; Restrictions. In all respects, the Agreement and the Option granted herein and the exercise of the Option are subject to the terms and conditions of the Plan, which has been made available to Optionee and is incorporated by reference herein and made a part hereof; provided, however, that the terms of the Plan will not be considered an enlargement of any benefits under the Agreement. Accordingly, the rights of Optionee under the Agreement and the shares of PNC common stock that Optionee may purchase hereunder are or may be subject to certain restrictions as set forth in the Plan. Further, the Option and the Agreement are subject to any interpretation of, and any rules and regulations issued by or under the authority of, the Committee, whether made or issued before or after the Grant Date.

6. No Shareholder Rights Prior to Exercise of Option. Optionee will have no rights as a shareholder with respect to the shares of stock subject to the Option until the Exercise Date, and then only with respect to those shares of PNC common stock issued upon such exercise of the Option.

7. Termination of the Plan; No Right to Future Grants. By entering into the Agreement, Optionee acknowledges that: (a) the Plan is discretionary in nature and may be amended, suspended or terminated at any time in the manner provided in the Plan; (b) the grant of the Option is a compensatory benefit which does not create any contractual or other right to receive future grants of options or benefits in lieu of options; and (c) all determinations with respect to future grants, if any, including but not limited to the times when options are granted, the number of shares subject to each option, the option price, and the time or times when each option will be exercisable, will be at the sole discretion of the Committee, subject to the terms of the Plan.

8. Restrictions on Exercise and on Shares Issued on Exercise. Notwithstanding any other provision of the Agreement, the Option may not be exercised at any time that PNC does not have in effect a registration statement under the Securities Act of 1933 as amended relating to the offer of shares of PNC common stock under the Plan unless PNC agrees to permit such exercise.

Upon the issuance of any shares of PNC common stock pursuant to exercise of the Option at a time when such registration statement is not in effect, Optionee will, upon the request of PNC, agree in writing that Optionee is acquiring such shares for investment only and not with a view to resale and that Optionee will not sell, pledge, or otherwise dispose of such shares unless and until (a) PNC is furnished with an opinion of counsel to the effect that registration of such shares pursuant to the Securities Act of 1933 as amended is not required by that Act or by rules and regulations promulgated thereunder, (b) the staff of the SEC has issued a no-action letter with respect to such disposition, or (c) such registration or notification as is, in the opinion of counsel for PNC, required for the lawful disposition of such shares has been filed and has become effective; provided, however, that PNC is not obligated hereby to file any such registration or notification. PNC may place a legend embodying such restrictions on the certificate(s) evidencing such shares.

9. Retention. Neither the granting of the Option evidenced by the Agreement nor any term or provision of the Agreement will interfere with or limit in any way the removal of Optionee from the Board as permitted by law, the PNC Articles of Incorporation or By-Laws, or Board policy, nor confer on Optionee any right to continue in the service of PNC or any Subsidiary for any period.

10. Applicable Law. Notwithstanding anything in the Agreement, PNC will not be required to comply with any term, covenant or condition of the Agreement if and to the extent prohibited by law, including but not limited to federal banking and securities regulations, or as otherwise directed by one or more regulatory agencies having jurisdiction over PNC or any of its subsidiaries. The Agreement is governed by and construed under the laws of the Commonwealth of Pennsylvania, without regard to its conflict of laws rules.

11. Compliance with Internal Revenue Code Section 409A. To the extent that any of the terms or provisions of the Agreement or of the Option may result in the application of Section 409A of the Internal Revenue Code of 1986 as amended to the Option, PNC may, without the consent of Optionee, modify the Agreement and the Option to the extent and in the manner PNC deems necessary or advisable in order to allow the Option to be excluded from the definition of “deferred compensation” within the meaning of such Section 409A or in order to comply with the provisions of Section 409A, other applicable provision(s) of the Internal Revenue Code, and/or any rules, regulations or other regulatory guidance issued under such statutory provisions.

12. Effective Date. Upon execution and delivery of the Agreement by both PNC and Optionee and the filing with and acceptance by the SEC of a Form 4 reporting the Grant, the Option and the Agreement are effective as of the Grant Date.

IN WITNESS WHEREOF, PNC has caused the Agreement to be signed on its behalf effective as of the Grant Date.

THE PNC FINANCIAL SERVICES GROUP, INC.

By:

Chairman and Chief Executive Officer

ATTEST:

By:

Corporate Secretary

Accepted and agreed to as of the Grant Date.

Optionee

Annex A - Certain Definitions

Annex B - Notice of Exercise

ANNEX A

THE PNC FINANCIAL SERVICES GROUP, INC.

1997 LONG-TERM INCENTIVE AWARD PLAN

200     Non-Employee Director

Nonstatutory Stock Option Agreement

Certain Definitions

Except where the context otherwise indicates, the following definitions apply to the Non-Employee Director Nonstatutory Stock Option Agreement dated                     , 200     (“Agreement”) to which this Annex A is attached.

A.1 “Board” means the Board of Directors of PNC.

A.2 “Change in Control” means a change of control of PNC of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or in response to any similar item on any similar schedule or form) promulgated under the Exchange Act, whether or not PNC is then subject to such reporting requirement; provided, however, that without limitation, a Change in Control will be deemed to have occurred if:

(a) any Person, excluding employee benefit plans of the Corporation, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act or any successor provisions thereto), directly or indirectly, of securities of PNC representing twenty percent (20%) or more of the combined voting power of PNC’s then outstanding securities; provided, however, that such an acquisition of beneficial ownership representing between twenty percent (20%) and forty percent (40%), inclusive, of such voting power will not be considered a Change in Control if the Board approves such acquisition either prior to or immediately after its occurrence;

(b) PNC consummates a merger, consolidation, share exchange, division or other reorganization or transaction of PNC (a “Fundamental Transaction”) with any other corporation, other than a Fundamental Transaction that results in the voting securities of PNC outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least sixty percent (60%) of the combined voting power immediately after such Fundamental Transaction of (i) PNC’s outstanding securities, (ii) the surviving entity’s outstanding securities, or (iii) in the case of a division, the outstanding securities of each entity resulting from the division;

(c) the shareholders of PNC approve a plan of complete liquidation or winding-up of PNC or an agreement for the sale or disposition (in one transaction or a series of transactions) of all or substantially all of PNC’s assets;

(d) as a result of a proxy contest, individuals who prior to the conclusion thereof constituted the Board (including for this purpose any new director whose election or nomination for election by PNC’s shareholders in connection with such proxy contest was approved by a vote of at least two-thirds (2/3rds) of the directors then still in office who were directors prior to such proxy contest) cease to constitute at least a majority of the Board (excluding any Board seat that is vacant or otherwise unoccupied);

(e) during any period of twenty-four (24) consecutive months, individuals who at the beginning of such period constituted the Board (including for this purpose any new director whose election or nomination for election by PNC’s shareholders was approved by a vote of at least two-thirds (2/3rds) of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board (excluding any Board seat that is vacant or otherwise unoccupied); or

(f) the Board determines that a Change in Control has occurred.

Notwithstanding anything to the contrary herein, a divestiture or spin-off of a subsidiary or division of PNC or any of its Subsidiaries will not by itself constitute a Change in Control.

A.3 “CIC Triggering Event” means the occurrence of either of the following:

(a) the Board or PNC’s shareholders approve a transaction described in Subsection (b) of the definition of Change in Control contained in Section A.2; or

(b) the commencement of a proxy contest in which any Person seeks to replace or remove a majority of the members of the Board.

A.4 “Committee” means the Nominating and Governance Committee of the Board.

A.5 “Corporation” means PNC and its Subsidiaries.

A.6 “Exchange Act” means the Securities Exchange Act of 1934 as amended and the rules and regulations promulgated thereunder.

A.7 “Exercise Date” means the date on which PNC receives written notice, in such form as PNC may from time to time prescribe, of the exercise, in whole or in part, of the Option pursuant to the terms of the Agreement, subject to full payment of the aggregate Option Price and, if and to the extent required by applicable law or regulation, of any related taxes as provided in Sections 4.1, 4.2 and 4.3 of the Agreement.

A.8 “Fair Market Value” of a share means the amount equal to the fair market value of a share as determined pursuant to a reasonable method adopted by PNC in good faith for such purpose.

A.9 “Grant Date” means the date set forth as the Grant Date on page 1 of the Agreement.

A.10 “Option” means the Nonstatutory Stock Option granted to Optionee in Section 1 of the Agreement pursuant to which Optionee may purchase shares of PNC common stock as provided in the Agreement.

A.11 “Option Price” means the dollar amount per share of PNC common stock set forth as the Option Price on page 1 of the Agreement.

A.12 “Optionee” means the person identified as Optionee on page 1 of the Agreement.

A.13 “Person” has the meaning given in Section 3(a)(9) of the Exchange Act and also includes any syndicate or group deemed to be a person under Section 13(d)(3) of the Exchange Act.

A.14 “PNC” means The PNC Financial Services Group, Inc.

A.15 “Right(s)” means stock appreciation right(s) in accordance with the terms of Article 7 of the Plan.

A.16 “SEC” means the U.S. Securities and Exchange Commission.